Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

SECOND QUARTER 2020 FINANCIAL RESULTS

Englewood, Colorado, August 10, 2020 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported second quarter 2020 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported second quarter 2020 financial results
◾	Self-pay net subscriber additions of 264,000 in second quarter
◾	Second quarter revenue of $1,874 million
◾	Second quarter net income of $243 million; diluted eps of $0.05
◾	Adjusted EBITDA(2) roughly unchanged at $615 million in the second quarter
◾	Strengthened podcasting platform with acquisition of Simplecast and agreement to acquire Stitcher
◾	SiriusXM offered new 2020 subscriber and financial guidance on July 30th
◾	SiriusXM buyback authorization expanded by $2 billion
o	Completed rights offering and issued 29.6 million LSXMK shares to rights holders on June 16th
◾	Proceeds used to fully repay intergroup loan owed to Formula One Group
o	Liberty Media’s ownership of SiriusXM stood at 72.9% as of July 28th
o	Corporate level liquidity as of June 30th: $1.0 billion cash, cash equivalents and undrawn margin loan capacity (excluding liquidity at SiriusXM)
●	Attributed to Formula One Group
o	F1 season began weekend of July 3rd with 15 to 18 races still targeted this season
o	Announced multi-year broadcast agreements in Germany, Austria and Russia
o	Amended F1 term loan and revolving credit facility, waiving testing of the net leverage ratio until March 31, 2022

o	Liquidity as of June 30th: $2.3 billion cash, cash equivalents and revolver capacity (including $824 million of liquidity at F1)
●	Attributed to Braves Group
o	Regular season scheduled for 60 games in 2020 with opening day July 24th
o	Aloft hotel opened end of July; remainder of phase two development continues on-time and on-budget
o	Liquidity as of June 30th: $329 million cash, restricted cash, cash equivalents and revolver capacity (including $251 million liquidity at Braves)

“Our employees and management teams have demonstrated strong leadership navigating the health and financial challenges presented by COVID-19.  We saw the highly anticipated returns to racing at Formula 1 and to the field for the Atlanta Braves, while SiriusXM posted solid results and Live Nation completed a credit agreement amendment which enhanced flexibility,” said Greg Maffei, Liberty Media President and CEO.

Note on COVID-19

Liberty Media continues to monitor and assess the effects of the COVID-19 pandemic on its operations, wholly-owned businesses and various investments. The global spread of COVID-19 prompted many countries throughout the world to take aggressive actions, including imposing travel restrictions and stay-at-home orders, closing public attractions and restaurants, and mandating social distancing practices.  As a result, the start of the 2020 Formula 1 (“F1”) season was delayed until the beginning of July 2020 and the Major League Baseball season was delayed until the end of July 2020. Fans were not able to attend when the seasons resumed, and their attendance at future events is currently under review. In addition, in mid-March 2020, Live Nation suspended all large-scale live entertainment events. Liberty Media and our portfolio companies will continue to comply with the recommendations of various government agencies and focus on the safety of our employees, partners and customers.

Liberty Media, SiriusXM and Formula 1 are in compliance with all debt covenants as of June 30, 2020. Braves Holdings is expected to be out of compliance with certain debt covenants as of June 30, 2020, and is in ongoing discussions with counterparties to its operating credit facilities and debt related to ballpark funding to obtain waivers and covenant modifications.

Corporate Updates

On April 22, 2020, Liberty Media completed the reattribution of certain assets and liabilities between the Liberty SiriusXM Group and the Formula One Group (the “Reattribution”). Detailed information can be found in the press release and slide presentation issued April 23, 2020. The Reattribution is reflected in Liberty Media’s second quarter financial results on a prospective basis beginning April 22, 2020.

On June 16, 2020, Liberty completed a rights offering of Series C Liberty SiriusXM (“LSXMK”) common stock. The rights offering was fully subscribed, with 29.6 million LSXMK shares issued to those rights holders exercising basic and, if applicable, oversubscription privileges. The proceeds from the rights offering, which aggregated approximately $754 million, were used to repay the outstanding balance and accrued interest on the intergroup loan owed by the Liberty SiriusXM Group to the Formula One Group (the “Intergroup Loan”).

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2020 to the same period in 2019.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the second quarter of 2020. In the second quarter, approximately $15 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	2Q19	2Q20	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,977	$1,874	(5)%
Total Liberty SiriusXM Group	$1,977	$1,874	(5)%
Operating Income (Loss)
SiriusXM	421	398	(5)%
Corporate and other	(8)	(15)	(88)%
Total Liberty SiriusXM Group	$413	$383	(7)%
Adjusted OIBDA
SiriusXM	622	615	(1)%
Corporate and other	(4)	(12)	(200)%
Total Liberty SiriusXM Group	$618	$603	(2)%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone second quarter results on July 30, 2020.  For additional detail on SiriusXM’s financial results for the second quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the second quarter of 2020. In the second quarter, the Formula One Group incurred approximately $13 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“We were excited to return to the track in July and have now completed five races of what we expect will be a 15 to 18 race season,” said Chase Carey, Chairman and CEO of Formula 1. “During the break we continued to move the business forward with a reduced cost cap for the 2021 season, and announced new broadcast and sponsorship deals. We reengaged with added purpose and determination, announcing our #WeRaceAsOne platform, underpinning our sustainability, diversity & inclusion and community strategies. #WeRaceAsOne was launched as an initiative to further our sustainability efforts, to stand united against racism, in fight against COVID-19 and to further address inequality and diversity in Formula 1. We are thankful to the FIA, teams, promoters, our employees and other key partners that made this return to racing possible.”

	2Q19	2Q20

	amounts in millions
Formula One Group
Revenue
Formula 1	$620	$24
Total Formula One Group	$620	$24
Operating Income (Loss)
Formula 1	$26	$(122)
Corporate and other	(12)	(14)
Total Formula One Group	$14	$(136)
Adjusted OIBDA
Formula 1	$145	$(16)
Corporate and other	(9)	(10)
Total Formula One Group	$136	$(26)

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	2Q19	2Q20	% Change

	amounts in millions
Primary Formula 1 revenue	$531	$12	(98)%
Other Formula 1 revenue	89	12	(87)%
Total Formula 1 revenue	$620	$24	(96)%
Operating expenses (excluding stock-based compensation included below):
Team payments	(335)	—	100%
Other cost of Formula 1 revenue	(106)	(16)	85%
Cost of Formula 1 revenue	$(441)	$(16)	96%
Selling, general and administrative expenses	(34)	(24)	29%
Adjusted OIBDA	$145	$(16)	(111)%
Stock-based compensation	(6)	(4)	33%
Depreciation and Amortization	(113)	(102)	10%
Operating income	$26	$(122)	(569)%

Number of races in period	7	—

Primary F1 revenue is comprised of (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. Due to the outbreak of COVID-19, there were no F1 races held in the second quarter of 2020. The 2020 F1 season commenced the weekend of July 3rd and is expected to continue through December with a target calendar of 15 to 18 races. F1 and its partners are currently evaluating plans for a reduced number of fans to safely return to certain races in some capacity in 2020.

Since there were no events held during the second quarter of 2020, revenue recognition was limited, with recognized primary F1 revenue in the period consisting only of the elements of sponsorship contracts associated with non-race related rights. No race promotion fees nor broadcasting fees were recognized. Similarly, other F1 revenue decreased due to zero revenue being generated from the Paddock Club and other event-based and television production activities.

Operating loss increased and Adjusted OIBDA(2) decreased in the second quarter. There was no team payment expense recorded, since such payments are recognized on a pro-rata basis as races take place on the calendar. Other cost of F1 revenue is largely variable in nature and mostly relates directly to revenue opportunities. These costs decreased primarily due to no races taking place and the deferral of non-critical expenses. Selling, general and administrative expense decreased due to lower personnel costs and lower discretionary marketing expenditures, partially offset by the effects of foreign exchange related losses. F1 implemented certain cost cutting measures in the second quarter, including the elimination or deferral of non-essential expenditures, salary reductions and lower bonus accruals. F1 also utilized UK government-supported furloughs in respect of approximately 50% of its employee base for varying periods between April 3, 2020 and

June 30, 2020. Personnel costs are expected to return to more normalized levels in the third quarter as most furloughed staff returned to work in advance of the F1 season commencement.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of July 31, 2020. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of July 31, 2020 would have been 237 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1 and other minority investments, including AT&T, and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the second quarter of 2020. In the second quarter, approximately $3 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	2Q19	2Q20

	amounts in millions
Braves Group
Revenue
Corporate and other	$208	$11
Operating Income
Corporate and other	$34	$(33)
Adjusted OIBDA
Corporate and other	$61	$(28)

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	2Q19	2Q20	% Change

	amounts in millions
Baseball revenue	$198	$5	(97)%
Development revenue	10	6	(40)%
Total revenue	208	11	(95)%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(129)	(24)	81%
Selling, general and administrative expenses	(17)	(13)	24%
Adjusted OIBDA	$62	$(26)	(142)%
Stock-based compensation	(5)	16	420%
Depreciation and Amortization	(21)	(20)	5%
Operating income	$36	$(30)	(183)%

Number of home games in period	41	—

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) national broadcast rights, licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income. Due to the outbreak of COVID-19, MLB postponed the start of the 2020 season until late July. The regular season is scheduled for 60 games, with the Braves opening game played on July 24th. It is currently unknown if fans will be allowed to attend at any point during the season.

Baseball revenue decreased in the second quarter of 2020 driven by the postponement of the 2020 season and a corresponding reduction to all primary sources of revenue, including the delay in recognizing local and national broadcasting revenue. The decrease in development revenue was primarily driven by the deferral of rental income from certain tenants at the mixed-use development.

Operating income and Adjusted OIBDA decreased in the second quarter due to lower revenue, partially offset by decreased operating expenses. With the postponement of the 2020 season, operating expense decreased primarily due to the delay in recognition of player salaries and reductions in other facility and game day expenses. Selling, general and administrative expense decreased due to the delay in certain marketing initiatives.

The Formula One Group holds an approximate 11.3% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.8% intergroup interest (2.3 million notional shares) in the Braves Group as of July 31, 2020. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of July 31, 2020 would have been 60 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, six minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

Liberty Media did not repurchase shares from May 1, 2020 through July 31, 2020. The total remaining repurchase authorization for Liberty Media as of August 1, 2020 is approximately $1.2 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media's President and CEO, Greg Maffei, will discuss these headlines and other matters on Liberty Media's earnings conference call which will begin at 10:00 a.m. (E.D.T.) on August 10, 2020. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended June 30, 2020. Financial information as of June 30, 2020 reflects the impact of the Reattribution which was completed on April 22, 2020.

Fair Value of Corporate Public Holdings

(amounts in millions)	3/31/2020	6/30/2020
Liberty SiriusXM Group
Live Nation Investment(1)	NA	$3,087
iHeart(2)	$51	58
Total Liberty SiriusXM Group(3)	$51	$3,145
Formula One Group
Live Nation Investment(1)	$3,166	NA
Other Public Holdings(4)	180	187
Total Formula One Group	$3,346	$187
Braves Group	NA	NA
Total Liberty Media	$3,397	$3,332

(1)	Represents the fair value of the equity investment in Live Nation, which was reattributed from Formula One Group to Liberty SiriusXM Group in the Reattribution. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $637 million and $453 million as of March 31, 2020 and June 30, 2020, respectively.
(2)	Includes fair value of iHeart shares and warrants which are included in other long-term assets.
(3)	Excludes Braves Group and Formula One Group intergroup interests.
(4)	Represents the carrying value of other public holdings which are accounted for at fair value. Excludes Braves Group intergroup interest.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information. Financial information as of June 30, 2020 reflects the impact of the Reattribution which was completed on April 22, 2020.

(amounts in millions)	3/31/2020	6/30/2020
Cash, Cash Equivalents and Restricted Cash Attributable to:
Liberty SiriusXM Group(1)(2)	$398	$1,935
Formula One Group(3)	1,094	1,767
Braves Group(2)	343	329
Total Consolidated Cash, Cash Equivalents and Restricted Cash (GAAP)	$1,835	$4,031

Debt:
SiriusXM senior notes(4)	$7,750	$9,250
Pandora convertible senior notes	194	194
1.375% cash convertible notes due 2023(5)(6)	NA	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(5)	400	400
2.25% Live Nation exchangeable senior debentures due 2048(5)(6)	NA	385
2.75% SiriusXM exchangeable senior debentures due 2049(5)	604	604
SiriusXM margin loan	350	750
Live Nation margin loan(6)	NA	—
Other subsidiary debt(7)	—	—
Total Attributed Liberty SiriusXM Group Debt	$9,298	$12,583
Unamortized discount, fair market value adjustment and deferred loan costs	(227)	(115)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$9,071	$12,468

1.375% cash convertible notes due 2023(5)(6)	1,000	NA
1% cash convertible notes due 2023(5)	450	450
2.25% AT&T exchangeable senior debentures due 2046(5)	207	206
2.25% Live Nation exchangeable senior debentures due 2048(5)(6)	385	NA
Live Nation margin loan(6)	—	NA
Formula 1 term loan and revolving credit facility	3,377	2,902
Other corporate level debt	31	77
Total Attributed Formula One Group Debt	$5,450	$3,635
Fair market value adjustment and deferred loan costs	(72)	37
Total Attributed Formula One Group Debt (GAAP)	$5,378	$3,672

Atlanta Braves debt	698	718
Total Attributed Braves Group Debt	$698	$718
Deferred loan costs	(4)	(4)
Total Attributed Braves Group Debt (GAAP)	$694	$714

Total Liberty Media Corporation Debt (GAAP)	$15,143	$16,854

(1)	Includes $52 million and $1.8 billion of cash, liquid investments and restricted cash held at SiriusXM as of March 31, 2020 and June 30, 2020, respectively, and prior to the redemption of $1.5 billion aggregate principal amount of debt at SiriusXM that was completed on July 9, 2020.
(2)	Includes restricted cash held in reserves pursuant to the terms of various financial obligations.
(3)	Includes $1.0 billion and $324 million of cash and liquid investments held at Formula 1 as of March 31, 2020 and June 30, 2020, respectively.
(4)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(5)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(6)	Debt reattributed from Formula One Group to Liberty SiriusXM Group in the Reattribution.
(7)	Includes SiriusXM revolving credit facility, undrawn as of March 31, 2020 and June 30, 2020.

Total cash, liquid investments and restricted cash attributed to Liberty SiriusXM Group increased $1.5 billion in the second quarter as cash from operations at SiriusXM, cash generated from the LSXMK rights offering and additional borrowings at both SiriusXM and Liberty SiriusXM more than offset return of capital at SiriusXM, capital expenditures and cash reattributed to the Formula One Group in the Reattribution (including the repayment of the Intergroup Loan). Included in the cash, liquid investments and restricted cash balance attributed to Liberty SiriusXM Group at June 30, 2020 is $1.8 billion held at SiriusXM, prior to the redemption of $1.5 billion aggregate principal amount of debt that was completed on July 9, 2020 (described below).  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have unfettered access to SiriusXM’s cash balances.  Liberty SiriusXM Group received $42 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group increased $3.3 billion during the quarter driven by new debt issuance at SiriusXM, additional borrowing under the SiriusXM margin loan and the impact of the Reattribution. Subsequent to quarter end, on July 9, 2020, SiriusXM used the net proceeds from their new debt issuance, together with cash on hand, to redeem $500 million aggregate principal amount of their outstanding 4.625% Notes due 2023 and $1.0 billion aggregate principal amount of their outstanding 5.375% Notes due 2025.

Total cash and liquid investments attributed to the Formula One Group increased $673 million during the quarter. Corporate cash at Formula One Group increased $1.4 billion due to cash received in the Reattribution. Cash at F1 decreased $687 million during the quarter primarily due to the repayment of F1’s revolving credit facility, cash used in operations and cash paid for interest.

Total debt at Formula One Group decreased $1.8 billion in the quarter due to the repayment of F1’s revolving credit facility and the impact of the Reattribution, partially offset by additional debt incurred for corporate activity.

On June 29, 2020, Liberty announced an amendment to F1’s $2.9 billion first lien term loan and the $500 million first lien revolving credit facility. The amendment provides that, subject to compliance by F1 with certain additional conditions, the net leverage financial covenant will not apply until the quarter ending March 31, 2022. The maximum allowable net financial leverage had previously been 8.25x. The relevant conditions applicable to F1 include the maintenance of minimum liquidity of $200 million (comprised of unrestricted cash and cash equivalents and available revolving credit facility commitments at F1) and certain restrictions on dividends, other payments and the incurrence of additional debt. There is no limitation on the Formula One Group’s ability to contribute cash to F1. F1 retains the ability to recommence the requirement to test and comply with the net leverage financial covenant prior to the quarter ending March 31, 2022 and, in which case, the relevant additional conditions will cease to apply.  The $500 million revolving credit facility is currently undrawn.

Total cash, liquid investments and restricted cash attributed to the Braves Group decreased $14 million during the quarter as capital expenditures related to the mixed-use development and operating needs at the Braves more than offset additional borrowing. Total debt attributed to the Braves Group increased $20 million during the quarter primarily due to additional borrowing to fund the mixed-use development. The second phase of the Battery Atlanta mixed-use development is currently on-time and on-budget. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $50 million in debt, with approximately $95 million incremental debt funding remaining. As previously disclosed, Braves Holdings is expected to be out of compliance with certain debt covenants as of June 30, 2020. Braves Holdings is in ongoing discussions with counterparties to its operating credit facilities and debt related to ballpark funding to obtain waivers and covenant modifications.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.D.T.) on August 10, 2020.  The call can be accessed by dialing (800) 458-4121 or (720) 543-0206, passcode 5541476 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, Formula 1’s race calendar; MLB’s 2020 season; phase II development at The Battery; the impact of COVID-19; matters relating to Braves Holdings operating credit facilities and debt; plans regarding stock repurchases and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, and changes in law, including consumer protection laws, and their enforcement, and the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

June 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,924	308	1,767	—	3,999
Trade and other receivables, net	497	29	147	—	673
Other current assets	227	29	663	(210)	709
Total current assets	2,648	366	2,577	(210)	5,381
Intergroup interests	200	—	134	(334)	—
Investments in affiliates, accounted for using the equity method	1,145	96	33	—	1,274

Property and equipment, at cost	2,689	972	188	—	3,849
Accumulated depreciation	(1,388)	(155)	(61)	—	(1,604)
	1,301	817	127	—	2,245

Intangible assets not subject to amortization
Goodwill	15,820	180	3,956	—	19,956
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,682	323	3,956	—	29,961
Intangible assets subject to amortization, net	1,520	30	4,103	—	5,653
Other assets	1,003	70	653	(32)	1,694
Total assets	$33,499	1,702	11,583	(576)	46,208

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(19)	(19)	38	—	—
Accounts payable and accrued liabilities	1,160	70	171	—	1,401
Current portion of debt	1,492	382	—	—	1,874
Deferred revenue	1,833	121	684	—	2,638
Other current liabilities	289	4	19	(210)	102
Total current liabilities	4,755	558	912	(210)	6,015
Long-term debt	10,976	332	3,672	—	14,980
Deferred income tax liabilities	1,992	44	—	(32)	2,004
Redeemable intergroup interests	—	180	154	(334)	—
Other liabilities	671	221	229	—	1,121
Total liabilities	18,394	1,335	4,967	(576)	24,120
Equity / Attributed net assets	9,630	367	6,613	—	16,610
Noncontrolling interests in equity of subsidiaries	5,475	—	3	—	5,478
Total liabilities and equity	$33,499	1,702	11,583	(576)	46,208

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$1,874	—	—	1,874
Formula 1 revenue	—	—	24	24
Other revenue	—	11	—	11
Total revenue	1,874	11	24	1,909
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	587	—	—	587
Programming and content(1)	110	—	—	110
Customer service and billing(1)	122	—	—	122
Other(1)	47	—	—	47
Cost of Formula 1 revenue	—	—	16	16
Subscriber acquisition costs	48	—	—	48
Other operating expenses(1)	61	24	—	85
Selling, general and administrative(1)	350	—	40	390
Acquisition and restructuring	24	—	—	24
Depreciation and amortization	142	20	104	266
	1,491	44	160	1,695
Operating income (loss)	383	(33)	(136)	214
Other income (expense):
Interest expense	(120)	(6)	(37)	(163)
Intergroup interest (expense) income	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(146)	(1)	(46)	(193)
Realized and unrealized gains (losses) on financial instruments, net	(184)	(1)	5	(180)
Unrealized gains (losses) on intergroup interests	36	(7)	(29)	—
Other, net	4	1	9	14
	(417)	(14)	(91)	(522)
Earnings (loss) from continuing operations before income taxes	(34)	(47)	(227)	(308)
Income tax (expense) benefit	10	9	27	46
Net earnings (loss)	(24)	(38)	(200)	(262)
Less net earnings (loss) attributable to the noncontrolling interests	64	—	—	64
Net earnings (loss) attributable to Liberty stockholders	$(88)	(38)	(200)	(326)

(1) Includes stock-based compensation expense as follows:
Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	2	—	—	2
Other operating expenses	9	—	—	9
Selling, general and administrative	35	(15)	6	26
Stock compensation expense	$54	(15)	6	45

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2019 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$1,977	—	—	1,977
Formula 1 revenue	—	—	620	620
Other revenue	—	208	—	208
Total revenue	1,977	208	620	2,805
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	600	—	—	600
Programming and content(1)	116	—	—	116
Customer service and billing(1)	119	—	—	119
Other(1)	47	—	—	47
Cost of Formula 1 revenue	—	—	441	441
Subscriber acquisition costs	104	—	—	104
Other operating expenses(1)	74	129	—	203
Selling, general and administrative(1)	361	24	51	436
Acquisition and restructuring	7	—	—	7
Depreciation and amortization	136	21	114	271
	1,564	174	606	2,344
Operating income (loss)	413	34	14	461
Other income (expense):
Interest expense	(109)	(7)	(51)	(167)
Share of earnings (losses) of affiliates, net	(7)	7	34	34
Realized and unrealized gains (losses) on financial instruments, net	15	(2)	(100)	(87)
Unrealized gains (losses) on intergroup interests	—	(2)	2	—
Other, net	6	1	14	21
	(95)	(3)	(101)	(199)
Earnings (loss) from continuing operations before income taxes	318	31	(87)	262
Income tax (expense) benefit	(75)	(5)	10	(70)
Net earnings (loss)	243	26	(77)	192
Less net earnings (loss) attributable to the noncontrolling interests	76	—	—	76
Net earnings (loss) attributable to Liberty stockholders	$167	26	(77)	116

(1) Includes stock-based compensation expense as follows:
Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	2	—	—	2
Other operating expenses	13	—	—	13
Selling, general and administrative	39	6	8	53
Stock compensation expense	$62	6	8	76

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$268	15	(543)	(260)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290	35	208	533
Stock-based compensation	112	(12)	12	112
Share of (earnings) loss of affiliates, net	148	(3)	110	255
Unrealized (gains) losses on intergroup interests, net	(67)	(88)	155	—
Realized and unrealized (gains) losses on financial instruments, net	189	10	(20)	179
Deferred income tax expense (benefit)	29	(16)	(47)	(34)
Intergroup tax allocation	(1)	(8)	9	—
Other charges (credits), net	31	3	—	34
Changes in operating assets and liabilities
Current and other assets	204	6	(450)	(240)
Payables and other liabilities	(236)	59	467	290
Net cash provided (used) by operating activities	967	1	(99)	869
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(86)	—	(1)	(87)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(28)	—	—	(28)
Capital expended for property and equipment, including internal-use software and website development	(149)	(43)	(14)	(206)
Other investing activities, net	(2)	4	(2)	—
Net cash provided (used) by investing activities	(265)	(39)	101	(203)
Cash flows from financing activities:
Borrowings of debt	2,117	196	522	2,835
Repayments of debt	(238)	(37)	(609)	(884)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty SiriusXM stock repurchases	(69)	—	(69)	(138)
Subsidiary shares repurchased by subsidiary	(399)	—	—	(399)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(33)	—	—	(33)
Taxes paid in lieu of shares issued for stock-based compensation	(44)	—	(2)	(46)
Other financing activities, net	(4)	(4)	(12)	(20)
Net cash provided (used) by financing activities	726	155	1,188	2,069
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(10)	(10)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,428	117	1,180	2,725
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$1,935	329	1,767	4,031

Cash and cash equivalents	$1,924	308	1,767	3,999
Restricted cash included in other current assets	—	8	—	8
Restricted cash included in other assets	11	13	—	24
Total cash and cash equivalents and restricted cash at end of period	$1,935	329	1,767	4,031

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2019 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$335	(45)	(225)	65
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	261	34	224	519
Stock-based compensation	138	9	15	162
Share of (earnings) loss of affiliates, net	11	(9)	(16)	(14)
Unrealized (gains) losses on intergroup interests, net	—	28	(28)	—
Realized and unrealized (gains) losses on financial instruments, net	(16)	4	197	185
Deferred income tax expense (benefit)	178	—	(63)	115
Intergroup tax allocation	(1)	(6)	7	—
Intergroup tax (payments) receipts	(2)	22	(20)	—
Other charges (credits), net	4	5	(6)	3
Changes in operating assets and liabilities
Current and other assets	(14)	(34)	(35)	(83)
Payables and other liabilities	15	56	149	220
Net cash provided (used) by operating activities	909	64	199	1,172
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(9)	(5)	(6)	(20)
Cash proceeds from the sale of investments	373	—	—	373
Cash paid for acquisitions, net of cash acquired	313	—	—	313
Capital expended for property and equipment, including internal-use software and website development	(160)	(50)	(11)	(221)
Sales of short term investments and other marketable securities	72	—	—	72
Other investing activities, net	(1)	—	(4)	(5)
Net cash provided (used) by investing activities	588	(55)	(21)	512
Cash flows from financing activities:
Borrowings of debt	2,878	1	—	2,879
Repayments of debt	(2,360)	(24)	(3)	(2,387)
Liberty SiriusXM stock repurchases	(306)	—	—	(306)
Subsidiary shares repurchased by subsidiary	(1,474)	—	—	(1,474)
Cash dividends paid by subsidiary	(36)	—	—	(36)
Taxes paid in lieu of shares issued for stock-based compensation	(50)	—	(7)	(57)
Other financing activities, net	(3)	(7)	6	(4)
Net cash provided (used) by financing activities	(1,351)	(30)	(4)	(1,385)
Net increase (decrease) in cash, cash equivalents and restricted cash	146	(21)	174	299
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$248	169	334	751

Cash and cash equivalents	$236	127	334	697
Restricted cash included in other current assets	—	29	—	29
Restricted cash included in other assets	12	13	—	25
Total cash and cash equivalents and restricted cash at end of period	$248	169	334	751

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2019 and June 30, 2020, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q19	2Q20
Liberty SiriusXM Group
Revenue	$1,977	$1,874

Operating Income	$413	$383
Depreciation and amortization	136	142
Acquisition and restructuring	7	24
Stock compensation expense	62	54
Adjusted OIBDA	$618	$603

Formula One Group
Revenue	$620	$24

Operating Income	$14	$(136)
Depreciation and amortization	114	104
Stock compensation expense	8	6
Adjusted OIBDA	$136	$(26)

Braves Group
Revenue	$208	$11

Operating Income	$34	$(33)
Depreciation and amortization	21	20
Stock compensation expense	6	(15)
Adjusted OIBDA	$61	$(28)

Liberty Media Corporation (Consolidated)
Revenue	$2,805	$1,909

Operating Income	$461	$214
Depreciation and amortization	271	266
Acquisition and restructuring	7	24
Stock compensation expense	76	45
Adjusted OIBDA	$815	$549

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below.  Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of SiriusXM’s normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2019	2020
($ in millions)
Net income:	$263	$243
Add back items excluded from Adjusted EBITDA:
Acquisition and restructuring costs	7	24
Share-based payment expense	57	52
Depreciation and amortization	119	124
Interest expense	97	102
Other expense (income)	3	(4)
Income tax expense	76	74
Purchase price accounting adjustments:
Revenues	2	2
Operating expenses	(6)	(2)
Adjusted EBITDA	$618	$615